                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             ILEX ONCOLOGY, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                              ILEX ONCOLOGY, INC.
                          11550 IH-10 West, Suite 100
                            San Antonio, Texas 78230
                           Telephone: (210) 949-8200


                                 April 28, 1999


Dear Stockholder:

         On behalf of the Board of Directors, I cordially invite you to attend the 1999 Annual Meeting of the Stockholders of ILEX Oncology, Inc. The Annual Meeting will be held Wednesday, May 26, 1999, at 10:00 a.m. C.D.T. at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Antonio, Texas 78230. The formal Notice of Annual Meeting is set forth in the enclosed material.

         The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. Following the meeting, stockholders will have the opportunity to ask questions and comment on ILEX Oncology, Inc.'s operations.

         It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.

         We appreciate your investment in ILEX Oncology, Inc. and urge you to return your proxy card as soon as possible.

                                    Sincerely,



                                    Richard L. Love
                                    President and Chief Executive Officer

                              ILEX ONCOLOGY, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ILEX Oncology, Inc. (the "Company") will be held on May 26, 1999, at 10:00 a.m. C.D.T., at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Antonio, Texas, for the following purposes:

                  (1) A proposal to elect eight (8) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

                  (2) A proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 1999; and

                  (3) To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof. The Board of Directors is presently unaware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

         Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

         The Board of Directors of the Company has fixed the close of business on March 31, 1999, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company's principal executive offices during ordinary business hours for a period of ten (10) days prior to the meeting. The list will be open to the examination of any stockholder for any purpose germane to the meeting during this time. The list will also be produced at the time and place of the meeting and will be open during the whole time thereof.

                                       By Order of the Board of Directors,



                                       RICHARD L. LOVE
                                       President and Chief Executive Officer
San Antonio, Texas
April 28, 1999



                                   IMPORTANT

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                              ILEX ONCOLOGY, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 1999


GENERAL INFORMATION

         This Proxy Statement and the accompanying proxy are furnished to the stockholders of ILEX Oncology, Inc., a Delaware corporation (the "Company" or "ILEX"), in connection with the solicitation by the Board of Directors (the "Board") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting" or "Meeting") to be held on May 26, 1999, at 10:00 a.m. C.D.T., at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Antonio, Texas 78230, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Properly executed proxies received in time for the Meeting will be voted.

         The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, $0.01 par value ("Common Stock"). At the close of business on March 31, 1999 (the "Record Date"), there were outstanding and entitled to vote 12,926,079 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share. The Company's Certificate of Incorporation does not permit cumulative voting in the election of directors.

         The Annual Report to Stockholders for the year ended December 31, 1998, has been or is being furnished with this Proxy Statement, which is being mailed on or about April 28, 1999, to the holders of record of Common Stock on the Record Date. The Annual Report to Stockholders does not constitute a part of the proxy materials.

VOTING AND PROXY PROCEDURES

         Properly executed proxies received in time for the Meeting will be voted. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for the election of the eight nominees for director named herein and for ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with the Secretary of the Company at the Company's principal offices at any time before the enclosed proxy is exercised. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. The Company's principal offices are located at 11550 IH-10 West, Suite 100, San Antonio, Texas 78230.

         The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors, and the affirmative vote of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of

Arthur Andersen LLP as the Company's independent public accountants and any other matters as may properly come before the Annual Meeting or any adjournment thereof.

         Abstentions are counted toward the calculation of a quorum, but are not treated as either a vote for or against a proposal. An abstention has the same effect as a vote against the proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements.

         The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation (other than reimbursement of out-of-pocket expenses), by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                           OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth as of the Record Date certain information with respect to the Company's Common Stock beneficially owned by each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, each person serving as a director during fiscal 1998, its nominees for director, each executive officer named in the Summary Compensation Table and by all its directors and executive officers as a group.

                                                                          SHARES      PERCENTAGE OF OUTSTANDING
                                                                       BENEFICIALLY           SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                                    OWNED(1)(2)     BENEFICIALLY OWNED(3)
------------------------------------                                    -----------     ---------------------
CTRC Research Foundation(4)                                              2,782,127            21.52%
     8122 Datapoint
     San Antonio, Texas  78229
Perseus, L.L.C.(5)                                                         818,383             6.25%
     The Army and Navy Club Building
     1627 I Street N.W., Suite 610
     Washington, D.C.  20006
Daniel D. Von Hoff, M.D.(6)(7)                                             394,925             3.05%
Richard L. Love(8)                                                         305,580             2.36%
Deirdre K. Tessman, Ph.D.(9)                                                65,378               *
Gary V. Woods(11)(16)(20)                                                   57,545               *
Timothy J. Williamson                                                       49,500               *
A. Dana Callow, Jr.(13)(14)                                                 38,801               *
Ruskin C. Norman, M.D.(11)(16)(17)                                          34,198               *
Pedro Santabarbara, M.D., Ph.D.(10)                                         21,409               *
John L. Cassis(11)(12)                                                      15,130               *
Jason S. Fisherman, M.D.(11)(15)                                            12,630               *
Joseph S. Bailes, M.D.(18)(19)                                               9,056               *
Richard Marcel(21)                                                               0               *
Alexander L. Weis, Ph.D.(22)                                                     0               *
All executive officers and directors as a group
  (12 persons)(7)(12)(13)(14)(15)(16)(18)(23)                            1,015,152             7.74%

*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 1999, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise noted, the street address of the named beneficial owner is 11550 IH-10 West, Suite 100, San Antonio, Texas 78230.

(2) To the Company's knowledge, unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3) Based on a total of 12,926,079 shares of Common Stock issued and outstanding on March 31, 1999.

(4) Does not include 14,185 shares of Common Stock issuable upon exercise of options granted to Mr. Woods and Dr. Norman, who are members of the Board of Directors of The Cancer Therapy and Research Center of South Texas ("CTRC"). CTRC Research Foundation ("CTRC Research") is a wholly-owned subsidiary of CTRC, and Mr. Woods and Dr. Norman have agreed to donate economic gain from such options to CTRC.

(5) Perseus, L.L.C. is the sole manager of Perseus Pharmaceuticals, L.L.C. and the sole manager, indirectly, of Perseus Capital, L.L.C. Represents 654,706 shares of Common Stock held by Perseus Pharmaceuticals, Inc. and 163,677 shares of Common Stock issuable upon exercise of warrants held by Perseus Pharmaceuticals, Inc.

(6)  Includes 28,546 shares of Common Stock issuable upon exercise of options.

(7)  Includes 1,000 shares of Common Stock held by Dr. Von Hoff's spouse.

(8)  Includes 28,546 shares of Common Stock issuable upon exercise of options.

(9)  Includes 23,294 shares of Common Stock issuable upon exercise of options.

(10) Represents 21,409 shares of Common Stock issuable upon exercise of options.

(11) Includes 12,630 shares of Common Stock issuable upon exercise of options.

(12) Does not include 500,388 shares of Common Stock and warrants to purchase 24,552 shares of Common Stock beneficially owned by Cross-Atlantic Partners, K/S and Cross-Atlantic Partners II, K/S (collectively the "Partnerships") and 1,000 shares of Common Stock beneficially owned by CAP/Hambro, L.P. Mr. Cassis, a principal of the Partnerships and CAP/Hambro L.P., may be deemed to be a beneficial owner of the shares of Common Stock beneficially owned by the Partnerships and CAP/Hambro L.P. Mr. Cassis disclaims any such beneficial ownership.

(13) Excludes 64,129 shares of Common Stock issuable upon exercise of warrants to Boston Capital Ventures III, Limited Partnership ("BCV"). Does not include 557,622 shares beneficially owned by BCV. Mr. Callow, a general partner of the general partner of BCV, may be deemed to be a beneficial owner of the shares of Common Stock beneficially owned by BCV. Mr. Callow disclaims beneficial ownership of such shares.

(14) Includes 1,081 shares of Common Stock issuable upon exercise of warrants, 12,630 shares of Common Stock issuable upon exercise of options, 500 shares held in Mr. Callow's IRA and 1,000 shares jointly held by Mr. Callow and his spouse. Mr. Callow has assigned his economic interest in the 12,630 shares of Common Stock issuable upon exercise of options to BCV.

(15) Does not include 594,955 shares beneficially owned by entities under the control of Advent International Corporation ("Advent"). Dr. Fisherman is a Vice President of Advent and may be deemed to be the beneficial owner of such shares. Dr. Fisherman disclaims beneficial ownership of such shares.

(16) Does not include 2,782,127 shares beneficially owned by CTRC Research. See Footnote (4).

(17) Includes 1,159 shares of Common Stock issuable upon exercise of warrants.

(18) Does not include 626,788 shares of Common Stock beneficially owned by PRN Research, Inc. ("PRN"). Dr. Bailes is an executive officer of PRN and may, therefore, be deemed to be the beneficial owner of such shares of Common Stock. Dr. Bailes disclaims beneficial ownership of such shares.

(19) Represents shares of Common Stock issuable upon exercise of options.

(20) Includes 3,274 shares of Common Stock issuable upon exercise of warrants.

(21) Mr. Marcel resigned from his positions with the Company effective March 15, 1999, and the information provided is from the Company's transfer agent report dated March 31, 1999.

(22) Dr. Weis resigned from his positions with the Company effective January 23, 1998, and the information provided is from the Company's transfer agent report dated March 31, 1999.

(23) Includes 184,001 shares of Common Stock issuable upon exercise of options and 5,514 shares of Common Stock issuable upon exercise of warrants.

                   MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

         Eight directors (constituting the entire Board) are to be elected at the Annual Meeting. All of the nominees named below are now directors of the Company. All nominees have consented to be named and have indicated their intent to serve if elected.

                                    NOMINEES

NAME                                 AGE     POSITION                              DIRECTOR SINCE
----                                 ---     --------                              --------------
Richard L. Love                       55     President, Chief Executive Officer         1993
                                             and Director

Gary V. Woods                         55     Chairman of the Board                      1993

Joseph S. Bailes, M.D.                42     Director                                   1997

A. Dana Callow, Jr.                   47     Director                                   1995

John L. Cassis                        50     Director                                   1995

Jason S. Fisherman, M.D.              42     Director                                   1995

Ruskin C. Norman, M.D.                80     Director                                   1993

Daniel D. Von Hoff, M.D.              51     Director and Co-Chairman of                1994
                                             Scientific Advisory Board

         Biographical information on these directors is set forth below under "Further Information -- Board of Directors and Executive Officers." In connection with the strategic collaboration with Physician Reliance Network, Inc. ("PRN") in July 1997, Dr. Bailes was elected as a director of the Company. As part of the strategic collaboration with PRN, the Company has agreed to nominate a designee of PRN for election as director at each annual meeting of stockholders until the year 2000. After such time, the Company will nominate a designee of PRN for election as director so long as PRN (or its affiliates) owns at least 800,000 shares of Common Stock.

         It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of such nominees. Management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies that do not withhold authority to vote for directors will be voted for another nominee, or other nominees, in accordance with the best judgment of the person or persons appointed to vote the proxy.

         The enclosed form of proxy provides a means for the holders of Common Stock to vote for each of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all nominees. Each properly executed proxy received in time for the Meeting will be voted as specified therein, or if a stockholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided above. The director nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election.

COMMITTEES OF THE BOARD OF DIRECTORS

         The business of the Company is managed under the direction of its Board of Directors. The Board of Directors has established four standing committees: Audit, Compensation, Stock Option and Relationship Oversight.

         The Audit Committee recommends the selection of and confers with the Company's independent public accountants regarding the scope and adequacy of annual audits, reviews reports from the independent public accountants and meets with the independent public accountants and with the Company's financial personnel to review the adequacy of the Company's accounting principles, financial controls and policies. The Audit Committee consists of three non-employee directors: John L. Cassis, Ruskin C. Norman, M.D., and Jason S. Fisherman, M.D.

         The Compensation Committee reviews the Company's compensation philosophy and programs, exercises authority with respect to the payment of direct salaries and incentive compensation to directors and officers of the Company and makes recommendations to the Stock Option Committee regarding stock option grants under the Stock Option Plan. The Compensation Committee consists of three non-employee directors, Gary V. Woods, A. Dana Callow, Jr. and John L. Cassis, and one employee director, Richard L. Love. Mr. Love does not participate in decisions with respect to his own compensation.

         The Stock Option Committee reviews recommendations from the Compensation Committee with respect to option grants to employees and consultants of the Company, and makes grants under and administers the Stock Option Plan. The Stock Option Committee consists of three non-employee directors, Gary V. Woods, A. Dana Callow, Jr. and John L. Cassis.

         The Relationship Oversight Committee is comprised of Richard L. Love and Dr. Jason S. Fisherman and reviews relationships between the Company's directors, executive officers and members of its Scientific Advisory Board and third parties to ensure such relationships are in the best interest of the Company.

MEETINGS OF THE BOARD OF DIRECTORS

         During 1998, the Board of Directors met seven (7) times, the Compensation Committee met three (3) times, the Audit Committee met one (1) time, the Stock Option Committee met three (3) times, and the Relationship Oversight committee did not meet. With the exception of Joseph S. Bailes, M.D., each of the directors of the Company attended at least 75% of the aggregate of the meetings of the Board of Directors and committees of which he was a member.

COMPENSATION OF DIRECTORS

         Each non-employee director receives a fee of $1,000 for each board meeting and committee meeting attended, if such committee meeting is held on a different day than a Board of Director's meeting. In each case, the members of the Board of Directors are reimbursed for their travel expenses to and from the meetings. The members of the Board of Directors do not receive a fee for telephonic meetings. In addition, each non-employee director is eligible to receive option grants under the Company's Non-Employee Director Stock Option Plan (NEDSOP). Upon their initial election to the Board, each non-employee director receives an option grant of 17,128 shares of Common Stock which vests in monthly increments over a four-year period. Additional option grants under the NEDSOP are made at the discretion of the Board of Directors.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
               ELECTION OF THE INDIVIDUALS NOMINATED FOR ELECTION AS
               DIRECTORS

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Arthur Andersen LLP to serve as independent public accountants of the Company for the fiscal year ending December 31, 1999. Although stockholder ratification is not required, the Board has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. Arthur Andersen LLP has served as independent public accountants of the Company with respect to the Company's consolidated financial statements since the Company commenced operations in 1994 and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors may reconsider the appointment.

         Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

         Assuming the presence of a quorum, ratification of the appointment of Arthur Andersen LLP requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not be considered as a vote for or against the proposal and therefore will have no effect on the outcome of the proposal. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
               PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999


                              FURTHER INFORMATION

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is information with respect to each director and executive officer of the Company as of March 31, 1999. The executive officers are elected by the Board of Directors and serve at the discretion of the Board.

NAME                                          AGE       POSITION
----                                          ---       --------
Richard L. Love (1) (2)                        55       President, Chief Executive Officer and Director

Michael T. Dwyer                               53       Vice President and Chief Financial Officer, ILEX Oncology,
                                                        Inc., President and Chief Operating Officer, ILEX Oncology
                                                        Services, Inc.

Deirdre K. Tessman, Ph.D.                      54       Senior Vice President, European Operations, ILEX Oncology
                                                        Services, Inc.

Timothy J. Williamson                          55       Senior Vice President, Marketing and Business Development,
                                                        ILEX Products, Inc.

Pedro Santabarbara, M.D., Ph.D.                46       Vice President, Medical Affairs, ILEX Products, Inc.

Terry Rugg, MB.Ch.B, MMed, FFRad (T)(SA)       39       Vice President, Medical Affairs, ILEX Oncology Services, Inc.

Gary V. Woods (1) (3)                          55       Chairman of the Board

Joseph S. Bailes, M.D.                         42       Director

A. Dana Callow, Jr. (1) (3)                    47       Director

John L. Cassis (1) (3) (4)                     50       Director

Jason S. Fisherman, M.D. (2) (4)               42       Director

Ruskin C. Norman, M.D. (4)                     80       Director

Daniel D. Von Hoff, M.D.                       51       Director and Co-Chairman of Scientific Advisory Board

-----------
(1)  Member of the Compensation Committee
(2)  Member of the Relationship Oversight Committee
(3)  Member of Stock Option Committee
(4)  Member of the Audit Committee

         RICHARD L. LOVE has served as President, Chief Executive Officer and Director of the Company since its inception in December 1993. Mr. Love has more than 30 years of industry experience with more than 17 years in the biosciences industry. Prior to forming ILEX, Mr. Love was Chief Operating Officer of CTRC Research Foundation from April 1991 to September 1994. From 1983 through 1991, Mr. Love served as CEO of Triton Biosciences Inc., a subsidiary of Shell Oil Company, and led the sale of Triton Biosciences Inc. to Berlex Laboratories, Inc., a subsidiary of Schering, A.G. Mr. Love earned his B.S. and M.S. in Chemical Engineering from Virginia Polytechnic Institute.

         MICHAEL T. DWYER has served as President and Chief Operating Officer of ILEX Oncology Services, Inc. since March 1999, and as Vice President and Chief Financial Officer of ILEX Oncology, Inc. since joining the Company in May 1998. Prior to that, he served as Senior Vice President and Chief Operating Officer of CerebroVascular Advances, Inc., a San Antonio-based contract research organization which was acquired by Quintiles Transnational Corporation in July 1997. Mr. Dwyer is a Certified Public Accountant and spent 16 years with Arthur Andersen LLC as a partner before joining CerebroVascular Advances, Inc.

         DEIRDRE K. TESSMAN, PH.D., has served as Senior Vice President, European Operations since December 1997. From October 1994 to December 1997, she served as Vice President, Drug Development of the Company. From January 1991 to October 1994, Dr. Tessman served as Director, Worldwide Pharmaceutical Projects for Schering AG, and from 1987 to 1991 as Director of Pharmaceutical Project Development at Triton Biosciences Inc. Dr. Tessman has also served as Director of Clinical Research at Roskon Research Corporation, as Manager of Clinical Research at Medco Research, Inc. and as a Scientist with Warner-Lambert/Parke Davis. Dr. Tessman earned her B.S. from Marygrove College, her M.B.A. from the University of Michigan and her Ph.D. from California Coast University.

         TIMOTHY J. WILLIAMSON has served as Senior Vice President, Marketing and Business Development of the Company since October 1994. From April 1990 through October 1994, Mr. Williamson served as Vice President for Marketing and Sales with Boehringer Mannheim Pharmaceutical Corporation ("Boehringer"). Prior to joining Boehringer, Mr. Williamson served as Regional Sales Director at Genentech, Inc. and held various positions with Merck Sharp & Dohme, the U.S. pharmaceutical division of Merck & Co. Inc. Mr. Williamson holds his B.A. from the University of Texas.

         PEDRO SANTABARBARA, M.D., PH.D., has served as Vice President, Medical Affairs for ILEX Products since August 1996. Prior to joining ILEX, he was Director of Clinical Research Oncology for Rhone-Poulenc Rorer Pharmaceuticals in North America from August 1994 to August 1996, and served Bristol-Myers Squibb Company in its medical oncology departments in domestic and international positions from February 1988 to August 1994. Dr. Santabarbara holds his M.D. and Ph.D. degrees from the University of Barcelona where he specialized in Internal Medicine and Medical Oncology.

         TERRY RUGG, MB.CH.B, MMED, FFRAD (T) (SA), joined ILEX Oncology Services in January 1999 as Vice President, Medical Affairs. Prior to joining ILEX, Dr. Rugg held the position of Global head, Oncology with British Biotech, Inc. in Annapolis, Maryland. Previously, with Zeneca Pharmaceuticals in England, he was employed as a medical advisor for the Tomudex oncology program. Dr. Rugg holds a doctorate degree from the University of Rhodesia, now Zimbabwe, and is a Licentiate of the Royal Colleges of Medicine and Surgery, Edinburgh and Glasgow. He also has specialist qualifications with a Master of Medicine in clinical oncology and radiotherapy from the University of Natal and completed a fellowship in Therapeutic Radiology at the College of Medicine of South Africa.

         GARY V. WOODS has served as a Director of ILEX since December 1993 and was elected Chairman of the Board in October 1994. Since 1979, Mr. Woods has been employed as President of McCombs Enterprises, Inc., an organization which invests in automobile dealerships, oil and gas ventures, real estate and broadcasting. He currently serves on the Board of Directors of several organizations, including the Cancer Therapy and Research Center of South Texas ("CTRC"), and is Chairman of the Board of Trustees of CTRC Research Foundation ("CTRC Research"), the wholly-owned research subsidiary of CTRC. Mr. Woods previously served as a director of Titan Holdings, Inc. and the Greater San Antonio Chamber of Commerce. Mr. Woods also served as President of the San Antonio Spurs, a professional basketball team, from 1988 to 1993. Mr. Woods became President of the Minnesota

Vikings of the National Football League in August 1998. Mr. Woods received his B.B.A. from Southwest Texas State University and his M.B.A. from Southern Methodist University and is a Certified Public Accountant.

         JOSEPH S. BAILES, M.D. has served as a Director of ILEX since August 1997. He has been Executive Vice President and National Medical Director for Physician Reliance Network, Inc. since its formation in 1993 and since 1986 has been employed as an oncologist by Texas Oncology, P.A. A board certified oncologist, Dr. Bailes received his medical degree from The University of Texas Southwestern Medical School in Dallas. He also serves as Chairman of the Clinical Practice Committee of the American Society of Clinical Oncology. Dr. Bailes serves as an advisory director of Texas Regional Bancshares.

         A. DANA CALLOW, JR. has been a Director of ILEX since October 1995. Since January 1997 he has been managing general partner of Boston Millenia Partners. Mr. Callow is also general partner of Boston Capital Ventures, which he co-founded in 1982. Prior to that, he was a management consultant for Braxton Associates, Inc. He is or has been a director of many companies, including PAREXEL International, Inc., Medical Management of New England, Inc., Tektagen, Inc., and Continuity Marketing Corporation, Inc. Mr. Callow received his A.B. from Tufts University and his M.B.A. from The Amos Tuck School at Dartmouth College.

         JOHN L. CASSIS has been a Director of ILEX since September 1995. Mr. Cassis is a partner with Cross-Atlantic Partners, Inc., formerly Hambro Health International, which he joined in 1994. Prior to that, he was a Director of Salomon Brothers Inc, where he co-founded Salomon Brothers Venture Capital in 1986 and headed it from 1990 to 1994. From 1981 to 1986, Mr. Cassis was CEO of Tower Hall, Inc., a private merchant bank. From 1976 to 1981, he was a Managing Director of Ardshiel Associates, Inc. (currently Ardshiel Inc.), a merchant bank. In 1972, Mr. Cassis was employed by Johnson & Johnson ("J&J") where he founded the Johnson & Johnson Development Corporation, that firm's venture capital arm, and was J&J's Manager of Acquisitions. Mr. Cassis is currently on the Board of Directors of The Codman Group and National Healthcare Networks, and is Chairman of the Board of Directors of IMPATH Inc. and Dome Imaging Systems, Inc. Mr. Cassis received his A.B. and M.B.A. from Harvard University.

         JASON S. FISHERMAN, M.D., has been a Director of ILEX since September 1995. Dr. Fisherman is currently a Vice President at Advent International Corporation. Prior to joining Advent, Dr. Fisherman served as Senior Director of Medical Research for Enzon, Inc. from 1991 to 1994. Between 1989 and 1992, he managed clinical development of a number of anticancer drugs at the National Cancer Institute (NCI). Dr. Fisherman is currently a director of several private health care companies. Dr. Fisherman received his B.A. in Molecular Biophysics and Biochemistry from Yale, his M.D. from the University of Pennsylvania, and his M.B.A. from Wharton. He is board-certified in internal medicine and medical oncology.

         RUSKIN C. NORMAN, M.D., has been a Director of ILEX since December 1993. Dr. Norman is past member (Senior Partner) of Radiology Physician Associates, as well as a previous President of St. Luke's Lutheran Hospital. In 1978, he held the post of Chairman of the National Medical Advisory Committee of the American Health Care Association. Dr. Norman serves on the Board of Directors of several companies, including CTRC and Compass Bank - San Antonio. Dr. Norman holds his B.S. in Pharmacy from the St. Louis College of Pharmacy and his M.D. from the Northwestern University Medical School.

         DANIEL D. VON HOFF, M.D., has served as Co-Chairman, Scientific Advisory Board and a Director of the Company since October 1994. Dr. Von Hoff has been Director of the Institute for Drug Development ("IDD") and Chief Executive Officer of CTRC Research since 1989 and 1995, respectively, and has also been a Clinical Professor of Medicine at the University of Texas Health Science Center-San Antonio ("UTHSCSA") since 1995. He is a holder of an NCI grant to conduct Phase I trials with compounds from NCI. Over the past 18 years, Dr. Von Hoff has served on the FDA's Oncology Advisory Committee and was a member of the Board of Directors of the American Society of Clinical Oncology. He is currently a member of the Board of Directors and the President of the American Association for Cancer Research and is the Director of Research for PRN Research, Inc., a division of Physician Reliance Network. He is the recipient of numerous awards and honors including the K. Bagshawe Honorary Lecture for the British Association for Cancer Research, the EORTC Michel Clavel Lectureship and the Therapeutic Frontiers Lecture Award from the American College of Clinical Pharmacy. He is a Fellow of the American Association for the Advancement of Science and is a recipient of both the Outstanding Professor Award and the Presidential Teaching Award from UTHSCSA. Dr. Von Hoff holds his B.S. from Carroll College and his M.D. from Columbia College of Physicians and Surgeons.

         All directors of the Company hold office until the next annual meeting of stockholders and the election and qualification of their successors. Each officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his or her successor is appointed or until his or her earlier resignation or removal in accordance with applicable law.

SCIENTIFIC ADVISORY BOARD

         The Company has organized a Scientific Advisory Board which consists of recognized scientists with expertise in oncology. The members of the Scientific Advisory Board are appointed by the Board of Directors and review and comment upon the Company's ongoing and proposed scientific projects. The Scientific Advisory Board also advises the Company on potential areas of clinical interest and provides scientific evaluations on products under development. The Scientific Advisory Board meets semi-annually and certain members meet in smaller groups or individually with the Company as needed. The Company provides each member of the Scientific Advisory Board, other than the Co-Chairmen, with a stipend in the amount of $2,000 per meeting and a one-time grant of an option for 5,710 shares of the Company's Common Stock. The Company also reimburses each member for expenses incurred when traveling to and attending meetings.

         All members of the Scientific Advisory Board have commitments to and/or consulting contracts with other organizations, including potential competitors of ILEX, that may limit their availability to the Company. None of these individuals is expected to devote more than a small portion of his or her time to the Company. The following are the members of ILEX's Scientific Advisory
Board:

         For a biography of DANIEL D. VON HOFF, M.D., see "Board of Directors and Executive Officers."

         CHARLES A. COLTMAN, JR., M.D., is Professor of Medicine at the UTHSCSA and the Director of the San Antonio Cancer Institute. He is President and CEO of CTRC, Chairman of Southwest Oncology Group, and has received numerous citations for his research in cancer control and the treatment of leukemia, lymphomas, and Hodgkin's Disease. Dr. Coltman is Co-Chairman of ILEX's Scientific Advisory Board with Daniel D. Von Hoff, M.D., and has served in such position since November 1994. Dr. Coltman holds his M.D. from the University of Pittsburgh School of Medicine.

         DAVID SAMUEL ALBERTS, M.D., has been a Professor of Medicine and Pharmacology at the Arizona Cancer Center, Tucson, since 1975, has been a Director of Cancer Prevention and Control at the NCI since 1988, and served as chairman of the Oncology Drug Advisory Committee to the FDA from 1982 to 1984. Dr. Alberts received his B.S. from Trinity College in 1962, and his M.D. from the University of Virginia in 1966.

         LAWRENCE H. EINHORN, M.D., has been associated with Indiana University since 1973 and currently holds the title of Distinguished Professor of Medicine. Dr. Einhorn has won numerous awards related to his cancer research, especially in testicular cancer, and is the recipient of a National Cancer Institute Outstanding Investigator Grant from 1985 through 1999. Dr. Einhorn received his M.D. degree from the State University of Iowa Medical School in 1967.

         THOMAS R. FLEMING, PH.D., is Chair of the Department of Biostatistics at the University of Washington and a member of the Fred Hutchinson Cancer Research Center in Seattle. He has been extensively involved in the design, conduct and analysis of clinical trials, most notably in AIDS and cancer research. His areas of special research interest include survival analysis and clinical trials methods with focus on the role of surrogate markers and data safety and monitoring boards. Dr. Fleming is the author of the Fleming Two-Stage Design, an innovative clinical trial design used extensively in cancer research to reduce the costs and time needed to evaluate experimental compounds. He received his B.A. in mathematics from the College of St. Thomas and holds an M.A. and his Ph.D. in statistics, both from the University of Maryland.

         MARK R. GREEN, M.D., is the Gilbreth Professor of Clinical Oncology, Chief of Hematology Oncology and Director of the Hollings Cancer Center at the Medical University of South Carolina in Charleston, South Carolina. Between 1985 and 1990, he served as the Director of the University of California San Diego Cancer Center ("UCSD"), an NCI-designated Clinical Cancer Center, and, in 1992, Dr. Green was appointed the first Edwin and Evelyn Tasch Professor in Cancer Research at UCSD. He held that position until moving to the Medical University of South Carolina as Director of the Hollings Cancer Center in August 1996. Dr. Green's research interests are in clinical investigation with a focus in lung cancer. He attended Harvard College and Harvard Medical School, receiving his B.A. degree in 1966, and his M.D. in 1970.

         WAUN KI HONG, M.D., is an American Cancer Society Clinical Research Professor, and Professor of Medicine and Chairman of the Department of Thoracic/Head and Neck Medical Oncology at M.D. Anderson Cancer Center, where he also holds the Charles A. LeMaistre Chair in Thoracic Oncology. He received his oncology training at Memorial Sloan-Kettering Cancer Center, and afterward served as Chief of Medical Oncology at the Boston V.A. Medical Center until joining M.D. Anderson in 1984. Dr. Hong is dedicated to translational research in both head and neck and lung cancer, and also focuses on the area of chemoprevention.

         ALEXANDRA M. LEVINE, M.D., joined the staff at the University of Southern California School of Medicine in 1977 and is currently a professor of Medicine and Chief, Division of Hematology and Medical Oncology. Dr. Levine served as the Executive Associate Dean of the University of Southern California School of Medicine from 1985 to 1990. Dr. Levine's research interests include the hematologic malignancies. She began an active program in AIDS research in 1981, focused primarily on the cancers related to AIDS, and most recently on HIV disease in women. She worked with Dr. Jonas Salk from 1987 until his death in 1995 on a potential AIDS vaccine. Dr. Levine was appointed to the Presidential HIV/AIDS Advisory Council by President Clinton in June 1995, and currently serves as Chair of the Research Committee for the Presidential Council. Dr. Levine graduated from the University of California at Berkeley, and received her M.D. from the University of Southern California School of Medicine. She received training in Internal Medicine and Hematology at the University of Southern California School of Medicine, and in Oncology at Emory University.

         JEFFREY M. TRENT, PH.D., serves as both the Scientific Director and the Chief of the Laboratory of Cancer Genetics, National Center for Human Genome Research. Dr. Trent was recruited to the NIH Bethesda campus to establish the Intramural Research Program of the National Center for Human Genome Research. He received his Bachelor's Degree from Indiana University and his Ph.D. from The University of Arizona. He remained on the faculty at The University of Arizona for several years, where he served as the Director of Basic Research for the Arizona Comprehensive Cancer Center. He then accepted an Endowed Chair in Oncology at the University of Michigan in Ann Arbor where he also directed the Basic Science Program of the Cancer Center. His research interests are in the molecular genetics and cytogenetics of human cancer.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for making all compensation decisions for the named executives including determining base salary and annual incentive compensation amounts and recommending stock option grants and other stock-based compensation under the Stock Option Plan.

         Overall Objectives of the Executive Compensation Program

         The purpose of the Company's compensation plan is to attract, retain and motivate key management employees. It is the philosophy of the Company to pay its executives at levels commensurate with both Company and individual performance. A primary consideration in developing the Company's executive compensation programs is to link the long-term financial interests of executives with those of the Company and its stockholders. Throughout 1998, the Compensation Committee reviewed compensation for comparable organizations in order to establish the Company's total compensation program and recommend awards under the Stock Option Plan.

         Base Salary Program

         It is the Company's policy to establish salaries at a level approximating the average of the competitive levels in comparable research and development organizations and to provide annual salary increases reflective of the executive's performance, level of responsibility and position with the Company. Based on a review of comparable organizations, Richard L. Love's base annual salary for 1998 was $193,500.

         Annual Incentive

         Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include revenue growth, product acquisition, in-licensing and out-licensing agreements and collaborative agreements. The Compensation Committee does not utilize formalized mathematical formulas, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive. The Compensation Committee believes that the Company's growth in revenue requires subjectivity on the part of the Compensation Committee when determining incentive payments. The Compensation Committee believes that specific formulas restrict flexibility. Richard L. Love received a $23,220 bonus from the Company in 1998.

         Stock Option Plan

         On April 10, 1995, the Board of Directors of the Company adopted, and the stockholders of the Company approved, the Stock Option Plan. The Stock Option Plan, as amended, provides for the issuance of up to a maximum of 1,800,000 shares of the Company's Common Stock to key employees of and consultants to the Company or any of its subsidiaries. Options granted under the Stock Option Plan may be either incentive stock options ("ISOs") or options which do not qualify as ISOs ("non-ISOs").

         The Stock Option Plan is administered by a committee of at least two non-employee members of the Board of Directors, chosen by the Board of Directors, and is currently administered by the Stock Option Committee. The current members of the Stock Option Committee are Messrs. Cassis, Callow and Woods. The Compensation Committee has the authority to recommend to the Stock Option Committee those individuals to whom stock options should be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the vesting restrictions, if any, with respect to exercise of the option, the terms for payment of the option price and other terms and conditions. Non-employee directors of the Company, which include various members of the Compensation Committee and all of the members of the Stock Option Committee, are not eligible to receive options under the Stock Option Plan.

         At December 31, 1998, the Company had granted options under the Stock Option Plan to purchase an aggregate of 1,178,736 shares of Common Stock at a weighted average exercise price per share of $7.07.

         Section 162(m)

         Section 162(m) of the Code currently imposes a $1 million limitation on the deductibility of certain compensation paid to each of the Company's five highest paid executives. Excluded from this limitation is compensation that is "performance based." For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. In general, the Company believes that compensation relating to options granted under the Stock Option Plan should be excluded from the $1 million limitation calculation. Compensation relating to the Company's incentive compensation awards do not currently qualify for exclusion from the limitation, given the discretion that is provided to the Compensation Committee in establishing the performance goals for such awards. The Compensation Committee believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and inures to the benefit of the Company's stockholders. The Compensation Committee, however, intends to take into account the potential application of
Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

         Conclusion

         The Compensation Committee believes these executive compensation policies serve the interests of the stockholders and the Company effectively. The Compensation Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the stockholders' benefit.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                                 Gary V. Woods
                                 John L. Cassis
                              A. Dana Callow, Jr.
                                Richard L. Love
EXECUTIVE COMPENSATION

         The following table summarizes all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the years ended December 31, 1996, 1997 and 1998 by the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during 1998 (together, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                                      AWARDS
                                                                 ANNUAL             ----------
                                                              COMPENSATION          SECURITIES     ALL OTHER
                                               FISCAL         ------------          UNDERLYING    COMPENSATION
NAME & PRINCIPAL POSITION                       YEAR     SALARY ($)     BONUS ($)   OPTIONS (#)        ($)
-------------------------                       ----    -----------   -----------   -----------   -------------
Richard L. Love                                 1998    $  193,500    $   23,220            --    $    3,400(1)
   President and Chief                          1997    $  193,500    $   38,700            --    $    3,400(1)
   Executive Officer                            1996    $  176,732    $   45,000            --    $    3,400(1)

Richard Marcel (2)                              1998    $  180,000    $   18,000            --            --
   Vice President and Chief                     1997            --            --            --            --
   Operating Officer, ILEX                      1996            --            --            --            --
   Oncology Services, Inc.

Timothy J. Williamson                           1998    $  140,868    $   11,269        25,000            --
   Senior Vice President,                       1997    $  135,450    $   20,318         6,300            --
   Marketing and Business                       1996    $  129,000    $   25,800        47,500            --
   Development, ILEX Products, Inc.

Deirdre K. Tessman, Ph.D                        1998    $  155,000    $   19,200            --            --
   Senior Vice President,                       1997    $  140,700    $   21,105         6,500            --
   European Operations, ILEX                    1996    $  134,000    $   26,800        22,838            --
   Oncology Services, Inc.

Pedro Santabarbara, M.D.,                       1998    $  195,810    $   23,497            --            --
   Ph.D., Vice President,                       1997    $  183,000    $   36,600            --    $   40,499(3)
   Medical Affairs, ILEX Products,              1996    $   58,153    $   15,000        42,818    $   44,843(4)
   Inc

-------------

1)   Life insurance premiums paid by the Company.
2)   Mr. Marcel resigned from his positions with the Company on March 15, 1999.
3)   Represents relocation expenses paid by the Company.
4) Represents relocation expenses in the amount of $18,733, a signing bonus of $25,000 and interest paid on a loan by the Company on behalf of Dr. Santabarbara in the amount of $1,110.

STOCK OPTION GRANTS IN FISCAL 1998

         The following tables set forth information concerning individual grants of stock options, exercises of stock options, and aggregate stock options held for each of the Named Officers listed in the Summary Compensation Table above for the year ended December 31, 1998:

                             OPTION GRANTS IN 1998

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF
                                    NUMBER OF       PERCENT OF                                    STOCK PRICE
                                    SECURITIES     TOTAL OPTIONS   EXERCISE                     APPRECIATION FOR
                                    UNDERLYING      GRANTED TO       PRICE                       OPTION TERM(1)
                                     OPTIONS       EMPLOYEES IN    PER SHARE    EXPIRATION    -------------------
NAME                               GRANTED (#)         1998                        DATE          5%         10%
----                               -----------     -------------   ---------    ----------    ---------  --------
Richard L. Love                           0              --            --           --             --          --
Richard Marcel                            0              --            --           --             --          --
Timothy J. Williamson                25,000             6.3%        $9.75        10/21/03     $67,344    $148,812
Deirdre K. Tessman, Ph.D                  0              --            --           --             --          --
Pedro Santabarbara, M.D., Ph.D.           0              --            --           --             --          --

---------------

(1) The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of Common Stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

      AGGREGATE OPTION EXERCISES IN 1998 AND FISCAL YEAR-END OPTION VALUES

                               SHARES                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN-
                              ACQUIRED                      UNDERLYING UNEXERCISED           THE-MONEY OPTIONS AT
                             UPON OPTION      VALUE          OPTIONS AT FY-END (#)              FY-END ($)(1)
                             EXERCISE(#)     REALIZED      -------------------------    -----------------------------
NAME                                          ($)(2)       EXERCISABLE UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----                         -----------     --------      ----------- -------------    -----------     -------------
Richard L. Love                      0             0           28,546            0      $   217,806     $           0
Richard Marcel                       0             0           10,000       30,000           37,500           112,500
Timothy J. Williamson                0             0           49,075       29,725          520,125            34,500
Deirdre K. Tessman, Ph.D.        2,854        14,270           19,210       16,294          153,556            23,521
Pedro Santabarbara, M.D., Ph.D.      0             0           12,704       21,409           65,044            11,882

--------------

(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 1998 ($11.13) and exercise prices of the options.
(2) The value realized is determined as the difference between the fair market value of the securities on the exercise date and the exercise price of the options.

EMPLOYMENT AGREEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS

         Richard L. Love was party to an employment agreement with the Company for a four-year period which expired in November 1998. The agreement provided for an initial base salary of $175,000 per year. The agreement contained a non-disclosure covenant and provided that for a period of one year after termination of employment, Mr. Love could not compete with the Company by engaging in certain Restricted Activities (as defined in the agreement). The agreement provided that either party could terminate the agreement without cause upon 30 days' notice.

         Pedro Santabarbara, M.D., Ph.D. is a party to an employment agreement dated August 27, 1996 with the Company. The agreement provides for an initial base salary of $180,000 per year. The agreement provides that either party may terminate the agreement without cause upon 30 days' notice; however, in the event the Company elects to terminate the agreement without cause within four years of the date of the agreement, the Company is required to pay Dr. Santabarbara a severance payment. The agreement contains a non-disclosure covenant and provides that for a period of one year after termination of employment, Dr. Santabarbara will not compete with the Company, solicit its customers or recruit its employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee of the Company's Board of Directors are Messrs. Cassis, Callow, Woods and Love. The Compensation Committee makes recommendations to the Board of Directors regarding executive compensation matters, including decisions relating to salary and bonus and grants of stock options. During the last fiscal year, Mr. Love participated in deliberations concerning compensation of executive officers of the Company other than himself.

PERFORMANCE GRAPH

         The Company's Common Stock has been traded publicly since February 21, 1997. Prior to such date, there was no established market for its Common Stock. The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock from February 21, 1997 (the first day which the Common Stock was publicly traded), through December 31, 1998, with the cumulative total return of the NASDAQ National Market and the NASDAQ Pharmaceutical Index over the same period.

                                    [GRAPH]


                     COMPARISON OF CUMULATIVE TOTAL RETURN
         AMONG THE COMPANY, THE NASDAQ NATIONAL MARKET AND THE NASDAQ
                              PHARMACEUTICAL INDEX

Total Returns Index For        2/21/97   6/30/97    12/31/97    6/30/98   12/31/98
-----------------------        -------   -------    --------    -------   --------
The Company                     100.0     122.12      56.73      75.96      85.58
NASDAQ Market Index             100.0     108.52     118.81     142.90     167.42
NASDAQ Pharmaceutical Index     100.0      92.37      93.02      94.77     118.91

         The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires that the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with the exception of: Deirdre Tessman filed one Form 4 late representing one stock option exercise, Tim Williamson failed to file one Form 5 representing one stock option acquisition, and Michael T. Dwyer filed his Form 3 late.

                              CERTAIN TRANSACTIONS

         ILEX was formed in December 1993 for the purpose of conducting certain advanced drug development programs and pursuing commercial opportunities of CTRC. The Company and CTRC Research have an agreement not to commence any legal action against it, in the case of CTRC Research, the Board of Directors of the Company, other than Directors of the Company who are also employees or officers of or consultants to ILEX, or, in the case of ILEX, the Board of Trustees of CTRC Research, for any claim that would have been covered by any directors' and officers' liability insurance policies maintained by CTRC or ILEX, as applicable, subject to certain exceptions. This agreement terminated upon consummation of the initial public offering of the Company's Common Stock on February 20, 1997, but remains in effect with respect to any activity occurring prior to the termination of the agreement.

         The Company has a lease agreement with CTRC Research for office space, a lab and a manufacturing facility. For the year ended December 31, 1998, the Company paid CTRC Research approximately $280,000 related to these lease agreements. The Company leases its manufacturing facility from a non-profit corporation that is controlled by CTRC Research and the Texas Research and Technology Foundation. Such lease provides that rent will be paid at a fixed monthly rate plus a percentage of gross sales from the facility, as defined in the lease. The Company was not required to begin making fixed monthly payments until 1998 or payments based on a percentage of gross sales until certain gross levels are achieved. At December 31, 1998, the Company had payables to CTRC Research amounting to approximately $92,000 related to the aforementioned services and lease agreements.

         CTRC Research and Sanofi S.A. ("Sanofi") are parties to various research and development funding agreements (the "Sanofi Agreements") pursuant to which Sanofi has an exclusive option to license all products or rights arising from the research conducted under the Sanofi Agreements. The Company has entered into a subordinated option agreement (the "Subordinated Option Agreement") with CTRC Research. The terms of the Subordinated Option Agreement provide that, in the event Sanofi declines or fails to exercise its options to license a CTRC Research product or right, ILEX has the first right to negotiate with CTRC Research to license such product or right, and, upon the expiration of the Sanofi Agreements, the first right to negotiate a funding and licensing agreement with CTRC Research for programs unencumbered by Sanofi. The Subordinated Option Agreement expires March 2000.

         In June 1996, the Company entered into a services agreement with Lipitek International, Inc. ("Lipitek"), a corporation whose sole stockholder and chief executive officer is Dr. Alexander L. Weis, who served as Executive Vice President, Chief Scientific Officer and Director of the Company until his resignation from such positions on January 23, 1998. The scope of the services to be performed by Lipitek pursuant to the agreement and the payment for such services will be agreed to by the parties on a project-by-project basis. Subject to certain conditions, the agreement may be terminated on 30 days' notice by either party.

         Subcontractors provide the Company with consulting services and non-clinical and clinical testing related to certain of its contracts. During the year ended December 31, 1998, the Company incurred approximately the following expenses for subcontracting and consulting costs to the named related parties:

      CTRC Research                                  $ 699,000
      Dr. Von Hoff                                     351,462
      Lipitek International, Inc.                      322,417

         At December 31, 1998 the following subcontractor and consulting costs were payable to the named related parties:

      CTRC Research                                  $  99,000

         In July 1997, the Company and Dr. Von Hoff entered into a consulting agreement, pursuant to which he receives an annual payment of $243,000 plus an incentive payment of up to $125,000 based upon achievement by the Company of certain revenue goals. The consulting agreement expires in June 2002.

                       PROPOSALS FOR 2000 ANNUAL MEETING

         The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 as amended ("Rule 14a-8"), for inclusion in the Company's proxy statement for its Annual Meeting of Stockholders in the year 2000 is December 30, 1999. After March 14, 2000, notice to the Company of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely, and the person named in proxies solicited by the Board of Directors of the Company for its Annual Meeting of Stockholders in the year 2000 may exercise discretionary authority voting power with respect to any such proposal as to which the Company does not receive timely notice.

                                 OTHER MATTERS

         As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their best judgment on such matters.


                                  By order of the Board of Directors,


                                  RICHARD L. LOVE
                                  President and Chief Executive Officer

San Antonio, Texas
April 28, 1999

                                     PROXY
                 ----------------------------------------------

                              ILEX ONCOLOGY, INC.

            PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- MAY 26, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          Please mark, sign, date and return in the enclosed envelope.

          The undersigned stockholder of ILEX Oncology, Inc. (the "Company") hereby appoints Richard L. R Love and Michael T. Dwyer, or each of them, proxies of the undersigned with full power of O substitution to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, X May 26, 1999, at 10:00 a.m., C.D.T., at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Y Antonio, Texas, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:


          (1)  ELECTION OF DIRECTORS

     [ ]        FOR                    [ ]        WITHHOLD AUTHORITY
     all nominees listed below         to vote for all nominees listed below
     (except as marked below)


     Richard L. Love           Gary V. Woods              A. Dana Callow, Jr.

     John L. Cassis            Jason S. Fisherman, M.D.   Ruskin C. Norman, M.D.

     Daniel D. Von Hoff, M.D.  Joseph S. Bailes, M.D.

     INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                   DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.


          (2) PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

           [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

          (3) To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof; all as more particularly described in the Proxy Statement dated April 28, 1999, relating to such meeting, receipt of which is hereby acknowledged.

          This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2.


                                --------------

                                --------------

                                      Signature of Stockholder(s)

                              Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon.

                                    Dated __________________________, 1999.